Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2016 Financial Results

Achieves Record Loan Fundings of $85.9 Million for Third Quarter

Forecasts 2017 Annual Cash Dividend of $1.57 per Share

New York, N.Y. - November 2, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company (“BDC”), announced today its financial results for the quarter ended September 30, 2016.

Third Quarter 2016 Highlights:

•
Net asset value (“NAV”) of $208.2 million, or $14.26 per share, at September 30, 2016; an increase of 1.9% over NAV of $204.4 million, or $14.11 per share, at June 30, 2016 and an increase of 2.1% over NAV of $203.9 million, or $14.06 per share, at December 31, 2015.

•	Total investment income of $7.9 million; an 11.6% increase over $7.0 million for the quarter ended September 30, 2015.

•	Total investment portfolio increased by 22.5% to $326.9 million at September 30, 2016, from $266.9 million at December 31, 2015.

•	Net investment loss of $(2.1) million, or $(0.15) per share, compared to $(1.5) million, or $(0.14) per share, for the three months ended September 30, 2015.

•	Adjusted net investment income[1] of $6.7 million, or $0.46 per share; a 31.4% increase over $5.1 million, or $0.49 per share, for the three months ended September 30, 2015.
•Debt-to-equity ratio was approximately 85.3% at September 30, 2016.

Loan Funding Highlights:

•	Funded $85.9 million of SBA 7(a) loans in the third quarter of 2016; an increase of a 33.7% over the same period one year ago.

•	For the nine months ended September 30, 2016, SBA 7(a) loan fundings increased by 29.8% to $217.8 million compared to $167.8 million for the same period one year ago.

•
Reaffirmed 2016 loan funding forecast of approximately $320 million in SBA 7(a) and SBA 504 loans (note: SBA 504 loans are funded by Newtek Business Credit Solutions (“NBC”), one of Newtek’s controlled portfolio companies), which would represent an approximate 32% increase over 2015.

•	As of October 31, 2016, there were approximately $20 million of SBA 504 loans in the pipeline.

2016 and 2017 Dividend Forecast and Payments:

•	Paid third quarter 2016 dividend of $0.43[2] per share, on September 30, 2016 to shareholders of record as of September 20, 2016.

•	Reaffirmed 2016 annual cash dividend forecast of approximately $22.2 million, or 1.53[2] per share.

•	The Company forecasts paying an annual cash dividend of $1.57[2] per share in 2017, a 2.6% increase over the 2016 annual dividend forecast of $1.53 per share.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are thrilled that our third quarter 2016 results continue to reflect positive trends in our business. Additionally, we are proud of the progress we have made through the first nine months of 2016 and believe we will continue on this growth trajectory for the remainder of 2016 and in 2017. That said, we are pleased to issue our 2017 annual dividend forecast of $1.57 per share, which represents an approximate 2.6% increase over our 2016 annual dividend forecast of $1.53 per share. In addition, we experienced growth in our NAV to $208 million, or $14.26 per share, at September 30, 2016 which represents a 1.9% increase over our NAV at June 30, 2016 and a 2.1% increase over our NAV at December 31, 2015.”
“Our history of growing dividends and NAV is predicated on our unique and strategic business model which has consistently demonstrated strong growth and increases in referral volume across all of our businesses. In particular, continued demand for our loan products coupled with increased efficiencies in our lending business operations have materialized into robust year-over-year funding growth of nearly 34% in the third quarter of 2016, without sacrificing our focus on the credit quality of the loans we originate. We are currently on track to meet our annual loan funding forecast and are excited about future growth opportunities. Specifically, we have a full pipeline of business services investment candidates which we believe could be accretive to our 2017 dividend forecast. We will continue to publicly highlight the differences inherent to our BDC model, compared to the typical BDC model, which we strongly believe places us in a competitively advantageous position in the market, as well as supports our goal of continuing to deliver above-market returns to our shareholders,” concluded Mr. Sloane.

Investor Conference Call and Webcast

A conference call to discuss the third quarter 2016 results will be hosted by Barry Sloane, Chairman, Chief Executive Officer, and Jennifer Eddelson, Executive Vice President and Chief Accounting Officer, Thursday, November 3, 2016 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.
In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events.cfm. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days following the live presentation.
Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries:

In evaluating its business, Newtek considers and uses adjusted net investment income as a measure of its operating performance. Adjusted net investment income includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans, which is a reoccurring event. The Company defines Adjusted net investment income (loss) as Net investment income (loss) plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loan investments plus Loss on lease expense plus stock-based compensation.
The term Adjusted net investment income is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  Adjusted net investment income has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider Adjusted net investment income in isolation, or as a substitute for net investment income (loss), or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, Adjusted net investment income does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by Adjusted net investment income.

1Adjusted net investment income (loss) is a non-GAAP financial measure. Adjusted net investment income (loss) equals Net investment income (loss), plus Net realized gains (losses) recognized from the sale of guaranteed portions of SBA 7(a) loans, plus Loss on lease expense plus stock based compensation.

2Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company’s 2016 dividend forecast is based on the number of shares of Company common stock outstanding at September 30, 2016.

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates at least 90% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval), eCommerce, Accounts Receivable Financing & Inventory Financing, The Secure Gateway, The Newtek Advantage™, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.
Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2016	December 31, 2015
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $204,459 and $166,752, respectively; includes $135,075 and $146,463, respectively, related to securitization trusts)	$196,624	$158,355
SBA guaranteed non-affiliate investments (cost of $7,849 and $2,069, respectively)	8,754	2,284
Controlled investments (cost of $41,094 and $35,781, respectively)	120,420	104,376
Non-control/non-affiliate investments (cost of $1,020 and $1,847, respectively)	1,020	1,824
Investments in money market funds (cost of $35 and $35, respectively)	35	35
Total investments at fair value	326,853	266,874
Cash and cash equivalents	2,718	4,308
Restricted cash	24,781	22,869
Broker receivable	21,495	32,083
Due from related parties	3,012	3,056
Servicing assets, at fair value	15,619	13,042
Credits in lieu of cash, at fair value	216	860
Other assets	10,155	9,338
Total assets	$404,849	$352,430
LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$49,919	$29,100
Notes due 2022	7,832	7,770
Notes due 2021	38,680	—
Notes payable - Securitization trusts	73,471	89,244
Dividends payable	—	5,802
Notes payable - related parties	7,400	5,647
Due to related parties	1,191	256
Notes payable in credits in lieu of cash, at fair value	216	860
Deferred tax liability	5,327	857
Accounts payable, accrued expenses and other liabilities	12,641	8,945
Total liabilities	196,677	148,481
Commitments and contingencies
Net Assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 14,594 and 14,509 issued and outstanding, respectively)	292	290
Additional paid-in capital	188,647	189,031
Undistributed net investment income	(3,150)	4,437
Net unrealized appreciation, net of deferred taxes	14,128	8,062
Net realized gains	8,255	2,129
Total net assets	208,172	203,949
Total liabilities and net assets	$404,849	$352,430
Net asset value per common share	$14.26	$14.06

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended September 30, 2016	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2016	Nine Months Ended September 30, 2015
Investment income:
From non-affiliate investments:
Interest income	$2,583	$2,153	$7,404	$6,509
Servicing income	1,551	1,262	4,581	3,373
Other income	692	472	1,913	1,331
Total investment income from non-affiliate investments	4,826	3,887	13,898	11,213
From controlled investments:
Interest income	92	58	251	202
Dividend income	2,933	3,093	7,719	5,967
Other income	—	—	—	12
Total investment income from controlled investments	3,025	3,151	7,970	6,181
Total investment income	7,851	7,038	21,868	17,394
Expenses:
Salaries and benefits	3,439	3,444	10,412	9,600
Stock-based compensation	226	—	226	—
Interest	2,341	1,864	5,804	4,948
Depreciation and amortization	84	87	209	257
Loss on lease	(152)	(74)	1,335	(218)
Other general and administrative costs	4,038	3,208	11,468	9,069
Total expenses	9,976	8,529	29,454	23,656
Net investment loss	(2,125)	(1,491)	(7,586)	(6,262)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments	8,716	6,620	22,536	21,659
Net unrealized (depreciation) appreciation on SBA guaranteed non-affiliate investments	(78)	(48)	690	(3,210)
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	1,418	(531)	869	(1,667)
Net unrealized appreciation on controlled investments	4,638	770	10,362	10,289
Provision for deferred taxes on unrealized appreciation on controlled investments	(2,028)	—	(4,469)	—
Net unrealized depreciation on non-control/non-affiliate investments	—	—	(43)	—
Net unrealized depreciation on servicing assets	(500)	(565)	(1,341)	(1,177)
Net unrealized depreciation on credits in lieu of cash and notes payable in credits in lieu of cash	(1)	(6)	(2)	(4)
Net realized and unrealized gains	12,165	6,240	28,602	25,890
Net increase in net assets	$10,040	$4,749	$21,016	$19,628
Net increase in net assets per share	$0.69	$0.46	$1.45	$1.92
Net investment loss per share	$(0.15)	$(0.14)	$(0.52)	$(0.61)
Dividends declared per common share	$0.43	$—	$1.13	$0.86
Weighted average shares outstanding	14,556	10,318	14,515	10,244

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended September 30, 2016	Per share	Three months ended September 30, 2015	Per share
Net investment loss	$(2,125)	$(0.15)	$(1,491)	$(0.15)
Net realized gain on non-affiliate debt investments	8,712	0.60	6,620	0.65
Loss on lease	(152)	(0.01)	(74)	(0.01)
Stock-based compensation	226	0.02	—	—
Adjusted net investment income	$6,661	$0.46	$5,055	$0.49